News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G ANNOUNCES SECOND QUARTER RESULTS; DELIVERS 4% ORGANIC SALES GROWTH, CORE EPS OF $1.10

CINCINNATI, Jan. 27, 2012 - The Procter & Gamble Company (NYSE:PG) delivered four percent sales growth to $22.1 billion for the October – December quarter.  Growth was driven by higher volume and pricing actions, partially offset by geographic and product mix.  The Company continued to deliver broad-based organic sales growth, with all six business segments up versus the prior year.  Diluted net earnings per share were $0.57 per share, reflecting non-core charges of $0.53 per share.  The non-core items included a $0.50 per share non-cash impairment charge associated with the Appliances and Salon Professional businesses.  Core net earnings per share were $1.10, toward the high end of the Company’s expectations for the quarter.

“We continue to make progress against our key business priorities in a difficult macroeconomic environment,” said Chairman of the Board, President and Chief Executive Officer Bob McDonald.  “We delivered solid top-line growth and continued to accelerate productivity improvements to drive down costs.  With the easing of commodity cost comparisons over the next two quarters, continued solid top-line growth and cost savings progress, we expect operating profit growth to accelerate in the second half of the fiscal year.”

Executive Summary

●	Net sales and organic sales increased four percent for the quarter.
●	Organic sales growth was broad-based, with all six business segments growing for the second consecutive quarter.
●	Core net earnings per share decreased three percent to $1.10. The benefits from solid sales growth and cost savings were more than offset by higher commodity costs.
●
Diluted net earnings per share were $0.57 per share, down 49 percent primarily due to non-core charges of $0.53 per share.  The non-core charges included a one-time $0.50 per share non-cash impairment charge associated with the Appliances and Salon Professional businesses.

●	Operating cash flow was $3.3 billion for the quarter.

October - December Quarter Discussion

Net sales increased four percent to $22.1 billion in the October - December quarter.  Organic sales also grew four percent.  Volume increased one percent behind overall market growth, initiatives and continued market expansions.  Volume grew at high single-digit rates in developing regions.  This growth was partially offset by a mid-single-digit decrease in developed regions.  Broad-based price increases across all segments and geographies, designed to recover higher commodity costs and devaluing developing market currencies, increased net sales by four percent.  Geographic and product mix reduced net sales by one percent.

Diluted net earnings per share were $0.57, a decrease of 49 percent primarily due to non-core charges of $0.53 per share which include a $0.50 per share non-cash impairment charge.  Gross margin contracted 210 basis points due mainly to higher commodity costs, partially offset by pricing and manufacturing cost savings.  Selling, general and administrative expenses (SG&A) as a percentage of net sales improved 150 basis points behind net sales leverage, a reduction in overhead spending and lower charges for non-core items.  Including the impact of non-core items, operating margin declined 760 basis points.

Excluding the non-core items, core net earnings per share were $1.10, and core operating margin declined 160 basis points.

Operating cash flow was $3.3 billion for the quarter and free cash flow was $2.4 billion.  The Company repurchased $0.5 billion of shares during the quarter and returned $1.5 billion of cash to shareholders as dividends.

Goodwill and Intangibles Impairment

During the quarter, the Company took a non-cash charge of $1.5 billion after tax, or $0.50 per share, to adjust the carrying values of goodwill in the Appliances and Salon Professional businesses, and trade name intangible assets in the Salon Professional business.  The impairments were primarily driven by the prolonged deterioration of the macroeconomic environment, the more discretionary nature of the products, and increasing levels of competitive activity.  Together, these factors have led to a reduction in expected market size and growth rates for both businesses.  This is particularly the case in the Western Europe market, where roughly 50 percent of P&G’s Appliances and Salon Professional sales are generated.  As a result of these factors, the Company recently has reduced the sales, earnings and cash flow forecasts for these businesses.

Business Segment Discussion

●
Beauty net sales increased one percent to $5.4 billion on unit volume growth of one percent.  Organic sales grew two percent on two percent organic volume growth.  Price increases added three percent to net sales growth.  Mix reduced net sales by four percent due to disproportionate growth in developing regions, which have lower than segment average selling prices, and a decrease in the premium-priced product categories.  Favorable foreign exchange increased net sales by one percent.  Volume grew high single digits in developing markets and decreased mid-single digits in developed regions.  Volume in Hair Care increased mid-single digits behind high-single-digit growth in developing regions due to product innovation activity and distribution expansions in Asia, while developed regions decreased mid-single digits.  Volume in Skin Care, Personal Care and Cosmetics decreased low single digits due to the Zest and Infasil divestitures, Olay share loss in developed markets and the volume impact of price increases due to consumer value differences relative to competitive products in North America.  Volume in Salon Professional declined high single digits due to market contraction in Europe, distribution share losses and non-strategic brand discontinuations.  Volume in Prestige Products decreased low single digits driven by minor brand divestitures and a strong initiative base in the prior year, offset by current year market growth and initiatives for SK-II.  Net earnings declined eight percent to $802 million as higher commodity costs more than offset the impact of sales growth.

●
Grooming net sales increased one percent to $2.2 billion.  Unit volume increased one percent.  Organic sales were up two percent.  Price increases added two percent to net sales growth, while unfavorable product mix decreased net sales by two percent mainly due to a reduction in premium appliances, which have higher than segment average selling prices.  Volume grew high single digits in developing regions and decreased mid-single digits in developed regions.  Shave Care volume grew low single digits due to high single-digit growth in developing regions behind product and commercial innovation, Fusion ProGlide geographic expansion and market growth, partially offset by a mid-single-digit decrease in developed regions due to market contraction and competitive activity.  Volume in Appliances decreased double digits primarily due to a decrease in Western Europe as markets contracted and competitive activity increased.  Net earnings increased two percent to $517 million, largely consistent with net sales growth.  The decline in gross margin due to unfavorable geographic and product mix was offset by lower SG&A.

●
Health Care net sales and organic sales increased one percent to $3.2 billion on unit volume that was in line with the prior year period.  Pricing increased net sales by three percent.  Unfavorable product and geographic mix reduced net sales by two percent.  Volume increased low single digits in developing regions and decreased low single digits in developed regions.  Oral Care volume decreased low single digits due to a strong initiative base period in North America and current competitive activity.  Volume in Feminine Care grew low single digits driven by mid-single digit growth in developing markets due to a new distributor start-up in CEEMEA and market growth and product innovation in India, partially offset by a mid-single digit decrease in developed regions due to competitive activity, primarily in North America.  Personal Health Care volume increased mid-single digits primarily due to the addition of the Teva partnership, with organic volume increasing low single digits behind market growth and Vicks product innovation, partially offset by lower shipments of Prilosec OTC in North America.  Net earnings increased one percent to $537 million, consistent with sales growth, as reduced gross margins were offset by lower SG&A as a percentage of net sales.

●
Snacks and Pet Care net sales and organic sales increased three percent to $824 million on a two percent increase in unit volume.  Pricing increased net sales by three percent.  Mix reduced net sales by two percent due to unfavorable product and geographic mix.   Snacks volume increased mid-single digits mainly due to increased distribution and market growth in developing regions.  Pet Care volume decreased low single digits due to customer inventory adjustments and market contraction.  Net earnings decreased nine percent to $61 million as operating margin contraction and a higher effective tax rate more than offset net sales growth.  Operating margin decreased primarily due to a decline in gross margin, partially offset by a decrease in overhead spending as a percentage of net sales.  Gross margin decreased behind an increase in commodities, partially offset by price increases and manufacturing cost savings.

●
Fabric Care and Home Care net sales and organic sales increased five percent to $6.6 billion behind six points of increased pricing.  Mix reduced net sales by one percent due to unfavorable product and geographic mix.  Unit volume was in line with the prior year period.  Volume increased high single digits in developing regions, offset by a low single digit decrease in developed regions.  Fabric Care volume was in line with the prior year as a mid-single digit increase in developing regions, driven by new innovation and market growth, was offset by a mid-single digit decrease in developed regions due to competitive activity and the impact of price increases taken in the previous quarters.  Home Care volume increased low single digits driven by initiative activity and distribution expansion in developing regions.  Batteries volume decreased low single digits due to market contraction and distribution losses in developed markets, partially offset by market growth and distribution expansion in developing regions.  Net earnings declined five percent to $717 million as sales growth was more than offset by operating margin contraction.  Operating margin declined primarily due to lower gross margin, as higher commodity costs were only partially offset by price increases and manufacturing cost savings.

●
Baby Care and Family Care net sales and organic sales increased six percent to $4.2 billion driven by six points of increased pricing.  Unit volume was in line with the prior year period.  Volume in developing regions increased double digits, while volume in developed regions decreased mid-single digits.  Volume in Baby Care increased mid-single digits behind market size growth, innovation across the portfolio, and distribution expansion in developing regions, partially offset by market contraction in developed regions.  Volume in Family Care decreased mid-single digits primarily due to consumer value differences relative to competitive products in North America.  Net earnings increased three percent to $516 million as sales growth was partially offset by lower operating margin.  Operating margin contracted mainly due to a lower gross margin, driven by higher commodity costs, partially offset by price increases and manufacturing cost savings.

Fiscal Year 2012 Guidance

Net sales are expected to increase three to four percent in fiscal 2012.  Organic sales are expected to increase four to five percent.  Foreign exchange is expected to reduce net sales by one percent for the year.  Pricing is expected to add four percent to sales while unfavorable product and geographic mix is expected to reduce sales by one to two percent.  Diluted net earnings per share is expected to be in the range of $3.85 to $4.08 and Core EPS in the range of $4.00 to $4.10, up one to four percent versus a base period Core EPS of $3.95.  The Company’s prior guidance range for Core EPS was $4.15 to $4.33.  The change in the Core EPS range is primarily due to foreign exchange, which has negatively impacted earnings per share by $0.15 to $0.18 since the estimates established at the beginning of the fiscal year.

January - March 2012 Quarter Guidance

For the January - March quarter, net sales growth is estimated to be in line with year ago to up two percent.  Organic sales are expected to grow three to five percent, with continued benefit from pricing.  Foreign exchange is expected to reduce net sales by three percent.  Diluted net earnings per share are expected to be in the range of $0.81 to $0.87, with Core EPS in the range of $0.91 to $0.97, down five percent to up one percent versus a base period Core EPS of $0.96.  Third quarter net earnings will continue to be negatively affected by higher commodity costs versus prior year levels.  In addition, the Company noted that it expects the effective tax rate will be significantly higher than in the comparison period, which will reduce Core EPS growth by approximately seven percent.

Fiscal Year 2012 Second Half Perspective

P&G provided additional perspective on the improved results expected in the second half of the fiscal year.   The Company said it expects net sales growth to be in-line with year ago to up two percent.  Organic sales growth in the range of four percent to five percent driven primarily by continued strong growth in developing markets.  Foreign exchange is expected to reduce net sales by three to four percent.
The Company added that it expects sequential improvement in core operating profit in the third and fourth quarters as the benefits from pricing increase and commodity cost comparisons continue to ease.  P&G said it expects double-digit growth in core operating profit for the second-half of the fiscal year.
Core earnings per share growth rates will be driven by the strong operating profit growth, but will be partially offset by a significant increase in the effective tax rate.  The Company’s new guidance translates to four percent to nine percent core EPS growth in the second half of the fiscal year, which includes an approximate six percentage point negative impact on core EPS growth from the higher tax rate.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release or presentation, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release or presentation, there are certain factors that could cause actual results for any quarter or annual period to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity and an increasingly volatile economic environment, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition, divestiture and joint venture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes designed to support our growth strategies, while successfully identifying, developing and retaining key employees, especially in key growth markets where the availability of skilled employees is limited; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, and tax policy), and to resolve pending matters within current estimates; (7) the ability to resolve the pending competition law inquiries in Europe within current estimates; (8) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (9) the ability to successfully manage currency (including currency issues in certain countries, such as Venezuela, China and India), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (10) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, due  to terrorist and other hostile activities or natural disasters (including the civil unrest in the Middle East and the Japan earthquake and tsunami) and/or disruptions to credit markets resulting from a global, regional or national credit crisis; (11) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (12) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (13) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (14) the ability to develop effective sales, advertising and marketing programs; (15) the ability to stay on the leading edge of innovation, maintain a positive reputation on our brands and ensure trademark protection; and (16) the ability to rely on and maintain key information technology systems (including Company and third-party systems) and the security over such systems and the data contained therein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves approximately 4.4 billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Fairy®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun®, Fusion®, Ace®, Febreze®, and Ambi Pur®. The P&G community includes operations in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.  We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.  Organic sales is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The reconciliation of reported sales growth to organic sales is as follows:

OND 2011	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
Beauty	1%	-1%	2%	2%
Grooming	1%	0%	1%	2%
Health Care	1%	0%	0%	1%
Snacks and Pet Care	3%	0%	0%	3%
Fabric Care and Home Care	5%	0%	0%	5%
Baby Care and Family Care	6%	0%	0%	6%
Total P&G	4%	0%	0%	4%

Total P&G	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
JFM 12 (estimate)	0% to 2%	3%	0%	3% to 5%
2H FY 2012 (estimate)	0% to 2%	4% to 3%	0%	4% to 5%
FY 2012 (Estimate)	3% to 4%	1%	0%	4% to 5%
*Acquisition/Divestiture Impact includes rounding impacts necessary to reconcile net sales to organic sales.

                      Core EPS:  This is a measure of the Company’s diluted net earnings per share from continuing operations excluding current year impairment charges for goodwill and indefinite level intangible assets, current year charges related to incremental restructuring charges due to increased focus on productivity and cost savings, charges in both years related to the European legal matters and a significant prior year settlement from U.S. tax litigation related to the valuation of technology donations.  We do not view these items to be part of our sustainable results.  We believe the Core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth.  Core EPS is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.  The table below provides a reconciliation of diluted net earnings per share to Core EPS:
	OND 11	OND 10
Diluted Net Earnings Per Share	$0.57	$1.11
Impairment charges	$0.50	-
Charges for European legal matters	$0.02	$0.10
Settlement from U.S. tax litigation	-	($0.08)
Incremental restructuring	$0.01	-
Core EPS	$1.10	$1.13
Core EPS Growth	-3%

	JFM 12 (Est.)	JFM 11
Diluted Net Earnings Per Share	$0.81 to $0.87	$0.96
Incremental Restructuring	$0.10	-
Core EPS	$0.91 to $0.97	$0.96
Core EPS Growth	-5% to 1%

	Jan-Jun 2012 (Est.)	Jan-Jun 2011
Diluted Net Earnings Per Share	$2.25 to $2.48	$1.80
One-time gain from snacks divestiture	($0.55) to ($0.65)	-
Incremental restructuring	$0.17 to $0.14	-
Core EPS	$1.87 to $1.97	$1.80
Core EPS Growth	4% to 9%

	FY 2012 (Est.)	FY 2011
Diluted Net Earnings Per Share	$3.85 to $4.08	$3.93
One-time gain from snacks divestiture	($0.55) to ($0.65)
Impairment charges	$0.50	-
Charges for European legal matters	$0.02	$0.10
Settlement from U.S. tax litigation	-	($0.08)
Incremental restructuring	$0.18 to $0.15	-
Core EPS	$4.00 to $4.10	$3.95
Core EPS Growth	1% to 4%

Note – All reconciling items are presented net of tax.  Tax effects are calculated consistent with the nature of the underlying transaction.  The charge for the significant settlement from U.S. tax litigation is tax expense.

Core Operating Margin:  This is a measure of the Company’s operating margin adjusted for the current year impairment charges for goodwill and indefinite level intangible assets, current year charges related to incremental restructuring charges due to increased focus on productivity and cost savings, and charges in current and prior year related to the European legal matters:

	OND 11	OND 10
Operating Margin	12.4%	20.0%
Impairment charges	7.0%	-
Charges for European legal matters	0.3%	1.4%
Incremental restructuring	0.1%	-
Core Operating Margin	19.8%	21.4%
Basis point change	-160 bps

Core Operating Profit Growth:  This is a measure of the Company’s operating profit growth adjusted for the current year impairment charges for current year charges related to incremental restructuring charges due to increased focus on productivity and cost savings:
Jan-Jun 2012 (Est.)
Operating Profit Growth	0% to 7%
Impairment charges	-
Charges for European legal matters	-
Incremental restructuring	10% to 8%
Rounding	-
Core Operating Profit Growth	10% to 15%

Free Cash Flow:  Free cash flow is defined as operating cash flow less capital spending.  We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.  Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.  The reconciliation of free cash flow is provided below (amounts in millions):
	Operating Cash Flow	Capital Spending	Free Cash Flow
Oct-Dec ‘11	$3,328	($947)	$2,381

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	Three Months Ended December 31			Six Months Ended December 31

	2011	2010	% CHG	2011	2010	% CHG
NET SALES	$ 22,135	$ 21,347	4%	$ 44,052	$ 41,469	6%
COST OF PRODUCTS SOLD	11,125	10,287	8%	22,186	19,976	11%
GROSS PROFIT	11,010	11,060	(0)%	21,866	21,493	2%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	6,717	6,800	(1)%	13,239	12,732	4%
GOODWILL & INDEFINITE LIVED INTANGIBLE IMPAIRMENT CHARGES	1,554	0	-	1,554	0	-
OPERATING INCOME	2,739	4,260	(36)%	7,073	8,761	(19)%
TOTAL INTEREST EXPENSE	201	209	(4)%	408	417	(2)%
OTHER NON-OPERATING INCOME/(EXPENSE), NET	170	39	336%	171	67	155%
EARNINGS BEFORE INCOME TAXES	2,708	4,090	(34)%	6,836	8,411	(19)%
INCOME TAXES	995	728	37%	2,066	1,929	7%

NET EARNINGS	1,713	3,362	(49)%	4,770	6,482	(26)%
LESS: NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	23	29	(21)%	56	68	(18)%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	1,690	3,333	(49)%	4,714	6,414	(27)%

EFFECTIVE TAX RATE	36.7%	17.8%		30.2%	22.9%

PER COMMON SHARE:
BASIC NET EARNINGS	$ 0.59	$ 1.17	(50)%	$ 1.67	$ 2.24	(25)%

DILUTED NET EARNINGS	$ 0.57	$ 1.11	(49)%	$ 1.60	$ 2.13	(25)%

DIVIDENDS	$ 0.5250	$ 0.4818	9%	$ 1.0500	$ 0.9636	9%
AVERAGE DILUTED SHARES OUTSTANDING	2,949.7	3,000.2		2,946.5	3,013.0

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
GROSS MARGIN	49.7%	51.8%	(210)	49.6%	51.8%	(220)
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	30.3%	31.8%	(150)	30.0%	30.7%	(70)
GOODWILL & INDEFINITE LIVED INTANGIBLE IMPAIRMENT CHARGES	7.0%	0.0%	700	3.5%	0.0%	350
OPERATING MARGIN	12.4%	20.0%	(760)	16.1%	21.1%	(500)
EARNINGS BEFORE INCOME TAXES	12.2%	19.2%	(700)	15.5%	20.3%	(480)
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	7.6%	15.6%	(800)	10.7%	15.5%	(480)

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Six Months Ended December 31
	2011	2010

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$ 2,768	$ 2,879

OPERATING ACTIVITIES
NET EARNINGS	4,770	6,482
DEPRECIATION AND AMORTIZATION	1,456	1,400
SHARE-BASED COMPENSATION EXPENSE	168	180
DEFERRED INCOME TAXES	32	142
GAIN ON SALE OF BUSINESSES	(187)	(3)
GOODWILL AND INDEFINITE LIVED INTANGIBLES IMPAIRMENT CHARGES	1,554	0
CHANGES IN:
ACCOUNTS RECEIVABLE	(1,079)	(931)
INVENTORIES	(497)	(779)
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	(1,009)	(377)
OTHER OPERATING ASSETS & LIABILITIES	230	(671)
OTHER	57	(67)

TOTAL OPERATING ACTIVITIES	5,495	5,376

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(1,780)	(1,256)
PROCEEDS FROM ASSET SALES	238	22
ACQUISITIONS, NET OF CASH ACQUIRED	2	(435)
CHANGE IN INVESTMENTS	71	128

TOTAL INVESTING ACTIVITIES	(1,469)	(1,541)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(3,013)	(2,834)
CHANGE IN SHORT-TERM DEBT	2,416	948
ADDITIONS TO LONG-TERM DEBT	1,990	1,536
REDUCTIONS OF LONG-TERM DEBT	(2,514)	(160)
TREASURY STOCK PURCHASES	(1,764)	(3,528)
IMPACT OF STOCK OPTIONS AND OTHER	589	463

TOTAL FINANCING ACTIVITIES	(2,296)	(3,575)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(84)	110

CHANGE IN CASH AND CASH EQUIVALENTS	1,646	370

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 4,414	$ 3,249

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information

	December 31, 2011	June 30, 2011

CASH AND CASH EQUIVALENTS	$ 4,414	$ 2,768
ACCOUNTS RECEIVABLE	6,905	6,275
TOTAL INVENTORIES	7,444	7,379
OTHER	4,888	5,548
TOTAL CURRENT ASSETS	23,651	21,970

NET PROPERTY, PLANT AND EQUIPMENT	20,372	21,293
NET GOODWILL AND OTHER INTANGIBLE ASSETS	85,632	90,182
OTHER NON-CURRENT ASSETS	4,656	4,909

TOTAL ASSETS	$ 134,311	$ 138,354

ACCOUNTS PAYABLE	$ 6,735	$ 8,022
ACCRUED AND OTHER LIABILITIES	8,939	9,290
DEBT DUE WITHIN ONE YEAR	14,118	9,981
TOTAL CURRENT LIABILITIES	29,792	27,293

LONG-TERM DEBT	19,270	22,033
OTHER	20,349	21,027
TOTAL LIABILITIES	69,411	70,353

TOTAL SHAREHOLDERS' EQUITY	64,900	68,001

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$ 134,311	$ 138,354

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

	Three Months Ended December 31, 2011
		% Change		% Change	Net Earnings	% Change
		Versus	Earnings Before	Versus	Attributable to	Versus
	Net Sales	Year Ago	Income Taxes	Year Ago	Procter & Gamble	Year Ago
Beauty	$ 5,353	1%	$ 1,014	-9%	$ 802	-8%
Grooming	2,202	1%	692	4%	517	2%
Health Care	3,183	1%	784	1%	537	1%
Snacks and Pet Care	824	3%	95	2%	61	-9%
Fabric Care and Home Care	6,605	5%	1,151	-1%	717	-5%
Baby Care and Family Care	4,162	6%	816	2%	516	3%
Corporate	(194)	N/A	(1,844)	N/A	(1,460)	N/A
Total Company	22,135	4%	2,708	-34%	1,690	-49%

	Six Months Ended December 31, 2011
		% Change		% Change	Net Earnings	% Change
		Versus	Earnings Before	Versus	Attributable to	Versus
	Net Sales	Year Ago	Income Taxes	Year Ago	Procter & Gamble	Year Ago
Beauty	$ 10,668	5%	$ 1,942	-9%	$ 1,485	-10%
Grooming	4,370	6%	1,331	6%	1,003	5%
Health Care	6,474	6%	1,584	4%	1,079	5%
Snacks and Pet Care	1,600	6%	185	9%	123	2%
Fabric Care and Home Care	13,286	5%	2,414	-7%	1,522	-10%
Baby Care and Family Care	8,241	9%	1,608	4%	1,010	4%
Corporate	(587)	N/A	(2,228)	N/A	(1,508)	N/A
Total Company	44,052	6%	6,836	-19%	4,714	-27%

	Three Months Ended December 31, 2011
	(Percent Change vs. Year Ago) *
	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/				Net Sales
	Divestitures	Divestitures	Foreign Exchange	Price	Mix/Other	Growth
Beauty	1%	2%	1%	3%	-4%	1%

Grooming	1%	1%	0%	2%	-2%	1%

Health Care	0%	0%	0%	3%	-2%	1%

Snacks and Pet Care	2%	2%	0%	3%	-2%	3%

Fabric Care and Home Care	0%	0%	0%	6%	-1%	5%

Baby Care and Family Care	0%	0%	0%	6%	0%	6%
Total Company	1%	1%	0%	4%	-1%	4%

	Six Months Ended December 31, 2011
	(Percent Change vs. Year Ago) *
	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/				Net Sales
	Divestitures	Divestitures	Foreign Exchange	Price	Mix/Other	Growth
Beauty	3%	4%	3%	2%	-3%	5%

Grooming	1%	1%	3%	2%	0%	6%

Health Care	2%	1%	3%	3%	-2%	6%

Snacks and Pet Care	2%	2%	3%	2%	-1%	6%

Fabric Care and Home Care	0%	0%	2%	5%	-2%	5%

Baby Care and Family Care	1%	1%	2%	5%	1%	9%
Total Company	1%	1%	3%	4%	-2%	6%